Exhibit 99.1

Novo Nordisk and Omeros announce asset purchase and license agreement for Omeros’ clinical-stage MASP-3 inhibitor zaltenibart (OMS906)

●     Zaltenibart has best-in-class potential across multiple rare blood and kidney disorders and will enhance Novo Nordisk’s Rare Disease portfolio

●     Omeros is eligible to receive 340 million US dollars in upfront and near-term milestone payments, up to a total of 2.1 billion dollars including potential development and commercial milestones, plus tiered royalties on net sales

Bagsværd, Denmark and Seattle, US, 15 October 2025 – Novo Nordisk and Omeros Corporation (Nasdaq: OMER) today announced that they have entered into a definitive asset purchase and license agreement for the candidate drug zaltenibart (formerly OMS906) in clinical development for rare blood and kidney disorders.

Under the terms of the agreement, Novo Nordisk will be granted exclusive global rights to develop and commercialise zaltenibart in all indications. Omeros is eligible to receive 340 million US dollars in upfront and near-term milestone payments, up to a total of 2.1 billion dollars including potential development and commercial milestones, plus tiered royalties on net sales.

Zaltenibart is an antibody designed to inhibit MASP-3, a protein that acts as a key activator of the complement system’s alternative pathway. Dysregulation of the complement system, a crucial part of the immune system, has been shown to be involved in the pathophysiology of a number of rare diseases.

“Zaltenibart has a novel mode of action that could offer several advantages over other treatments for complement-mediated diseases,” said Martin Holst Lange, chief scientific officer and executive vice president of Research & Development at Novo Nordisk. “Novo Nordisk is in a strong position to build on the work done by Omeros to maximise the value of this asset and develop zaltenibart into a differentiated and potentially best-in-class treatment approach for a number of rare blood and kidney disorders.”

Omeros has reported positive phase 2 data for zaltenibart in paroxysmal nocturnal hemoglobinuria (PNH) - a rare, acquired blood disorder where the body's immune system mistakenly attacks and destroys red blood cells, leading to low levels of healthy red blood cells and other complications. Zaltenibart has shown multiple potential advantages over other alternative pathway inhibitors in development or on the market, and it has been well tolerated and demonstrated an acceptable safety profile across all clinical trials to date.

“We are pleased to enter into this agreement with Novo Nordisk, a global leader in therapeutic innovation and development,” said Gregory A. Demopulos, M.D., Chairman and Chief Executive Officer of Omeros. “We look forward to Novo Nordisk levering its extensive expertise and global reach to unlock the potential of zaltenibart across alternative pathway indications. With Novo Nordisk driving the success of zaltenibart, Omeros remains focused on securing approval and commercialisation of narsoplimab this quarter and continuing to advance its robust development pipeline.”

Omeros retains certain rights to its preclinical MASP-3 programmes unrelated to zaltenibart, including the ability to develop and commercialise small-molecule MASP-3 inhibitors with limited indication restrictions.

Following closing of the transaction, Novo Nordisk aims to initiate a global phase 3 programme for zaltenibart in PNH and explore further development in a range of other rare blood and kidney disorders.

“With zaltenibart, we have a compelling opportunity to help a significant number of people living with rare blood and kidney disorders in the future and support our leadership ambition in this space,” said Ludovic Helfgott, executive vice president of Product and Portfolio Strategy at Novo Nordisk. “This agreement will build on Novo Nordisk’s heritage and enhance our existing Rare Disease portfolio with potential to drive additional growth in this business area.”

The transaction is subject to certain customary closing conditions, including applicable regulatory approvals, and is expected to close in the fourth quarter of 2025.

About zaltenibart

Zaltenibart (OMS906) is an investigational humanized monoclonal antibody that selectively targets mannan-binding lectin-associated serine protease-3 (MASP-3), the key and most upstream activator of the alternative pathway of the complement system and a critical component of innate immunity involved in host defense and immune regulation.

MASP-3 is responsible for converting complement pro-factor D to its active form, factor D. With a low systemic circulation compared to other alternative pathway proteins and slow circulation clearance, MASP-3 is considered a highly attractive therapeutic target. Unlike inhibitors of C3 or C5, MASP-3 inhibition preserves the classical pathway function, which is critical to vaccine-induced immunity and defense against infections. Moreover, MASP-3 is not believed to be an acute-phase reactant, potentially offering another significant advantage for MASP-3 inhibitors like zaltenibart.

Zaltenibart has potential applications across a broad range of therapeutic areas and indications, including paroxysmal nocturnal hemoglobinuria (PNH), renal diseases such as immunoglobulin A nephropathy (IgAN), C3 glomerulopathy and atypical hemolytic uremic syndrome, and other immune and complement driven-disorders.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing first-in-class small-molecule and protein therapeutics for large-market and orphan indications, with a particular emphasis on complement-mediated diseases, cancers, and addictive or compulsive disorders. Omeros’ lead MASP-2 inhibitor narsoplimab targets the lectin pathway of complement and is under regulatory review by both the U.S. FDA and the European Medicines Agency for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy. OMS1029, a long-acting MASP-2 inhibitor, has successfully completed Phase 1 clinical trials. Zaltenibart (OMS906), Omeros’ MASP-3 inhibitor, is in clinical development for PNH and C3 glomerulopathy. Under a recently announced agreement, Novo Nordisk will acquire global rights to zaltenibart, including associated intellectual property and related assets. Omeros’ pipeline also includes OMS527, a phosphodiesterase 7 inhibitor in clinical development for cocaine use disorder, fully funded by the National Institute on Drug Abuse, as well as a growing portfolio of novel molecular and cellular therapeutic programs for oncology. For more information visit www.omeros.com.

About Novo Nordisk

Novo Nordisk is a leading global healthcare company, founded in 1923 and headquartered in Denmark. Our purpose is to drive change to defeat serious chronic diseases, built upon our heritage in diabetes. We do so by pioneering scientific breakthroughs, expanding access to our medicines, and working to prevent and ultimately cure disease. As of August 2025, Novo Nordisk employed about 78,400 people in 80 countries and markets its products in around 170 countries. For more information, visit novonordisk.com, Facebook, X, LinkedIn and YouTube.

Contacts for further information

Novo Nordisk Media:
Ambre James-Brown +45 3079 9289 abmo@novonordisk.comab,	Liz Skrbkova (US) +1 609 917 0632 lzsk@novonordisk.com

Novo Nordisk investors:
Jacob Martin Wiborg Rode +45 3075 5956 jrde@novonordisk.com	Sina Meyer +45 3079 6656 azey@novonordisk.com

Max Ung +45 3077 6414 mxun@novonordisk.com	Christoffer Sho Togo Tullin +45 3079 1471 cftu@novonordisk.com

Alex Bruce +45 3444 2613 axeu@novonordisk.com	Frederik Taylor Pitter +1 609 613 0568 fptr@novonordisk.com

Omeros Investors and Media: Jennifer Cook Williams Cook Williams Communications, Inc. IR@omeros.com

Omeros Corporation Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would,” and similar expressions and variations thereof. Forward-looking statements, including statements regarding the anticipated closing of the transactions contemplated by the Agreement, plans for development of zaltenibart or other products under the Agreement, the potential therapeutic benefits of zaltenibart and its commercial prospects, and expectations regarding Omeros’ other programs and operations, including statements regarding commercialization of its product candidates are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, unfavorable or unexpected regulatory conclusions or interpretations related to the clinical data, external registry data, statistical analyses or other information and data, unanticipated or unexpected outcomes or requirements of regulatory processes in relevant jurisdictions, our financial condition and results of operations, including our ability to raise additional capital for our operations or complete other transactions on favorable terms or at all, regulatory processes and oversight, challenges associated with manufacture or supply of our products to support clinical trials, regulatory inspections and/or commercial sale following any marketing approval, changes in reimbursement and payment policies by government and commercial payers or the application of such policies, intellectual property claims, competitive developments, litigation, and the risks, uncertainties, and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2025. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.